                                                                    Exhibit 99.1

[FIRST VIRTUAL COMMUNICATIONS LOGO]                      PRESS RELEASE

CONTACT:
Truman Cole
Chief Financial Officer
650-801-6500
tcole@fvc.com

                 FIRST VIRTUAL COMMUNICATIONS ANNOUNCES
                             FOURTH QUARTER RESULTS

REDWOOD CITY, CALIFORNIA - February 3, 2004 - First Virtual Communications, Inc. (Nasdaq: FVCX), a premier provider of rich media web conferencing and collaboration solutions, today announced that revenue for the quarter ended December 31, 2003 was $4.7 million and the net loss for the quarter was $3.0 million or $0.27 per share.

Compared to the fourth quarter of 2002, revenue declined by $354,000, primarily the result of lower sales of the Company's discontinued legacy ATM products, offset in part by increased revenue from the Company's family of Click to Meet software and service products. The loss was substantially lower than the $14.5 million, or $1.80 per share, loss reported in the same quarter of last year, primarily due to the $9.9 million charge to earnings in the fourth quarter of 2002 as a result of a write-down of intangibles and goodwill pursuant to SFAS 144 and 142. No such adjustments were required in the fourth quarter of 2003. In the quarter ended December 31, 2003 the Company also had higher gross margins and lower operating expenses than in the comparable quarter of 2002.

For the year ended December 31, 2003, the Company reported revenue of $21.3 million compared to $24.4 million in 2002. The revenue decline resulted from reduced sales of legacy ATM products offset in part by growth in revenue from the Company's software products and services. The loss for 2003 was $10.0 million or $1.11 per share, compared to $24.3 million, or $3.19 per share in 2002. In 2003 the Company did not record any write-down of intangibles and goodwill and also benefited from higher gross margins and lower operating expenses. These improvements were offset in part by the decline in revenue.

"I was disappointed in our revenue performance this past quarter," said Jonathan Morgan, President and Chief Executive Officer, "but I am pleased with our overall progress during the past year. Not only did we complete the transition to an enterprise software company, we also substantially strengthened our balance sheet with a

Communications Announces Fourth Quarter Results
February 3, 2004
Page 2 of 4



financing in Q4 that allowed us to end the year with $12.2 million in cash, cash equivalents and short-term investments."

During the quarter ending March 31, 2004, the Company plans to reduce it's workforce by approximately 20% or 30 employees, primarily in the Company's US operations. The reductions are expected to be completed by the end of March and will result in a charge to earnings during the first quarter estimated to be in the range of $600,000 to $700,000.

Management will discuss the Company's fourth quarter financial results during its quarterly conference call for investors at 5:00pm EST today. To participate, call (800) 299-8538 for domestic callers or (617) 786-2902 for international callers, pass-code 25210742, at least five minutes before the start of the call. A live simulcast and replay will be available through First Virtual Communications web site at www.fvc.com. If you are unable to participate today, a replay will be available through February 10, 2004 by dialing (888) 286-8010 for domestic callers or (617) 801-6888 for international callers, pass-code 55207124.

About First Virtual Communications

First Virtual Communications is a premier provider of rich media web conferencing and communications solutions. The Company's award-winning Click to Meet(TM) product line is enterprise-class software that enables corporate, education, healthcare and government customers worldwide to present, share, sell, train and collaborate. Click to Meet integrates the user's choice of data, audio and multipoint interactive video into existing work environments and into everyday communication tools such as instant messaging, web browsing and e-mail. Click to Meet software solutions are widely deployed in over 1,500 customer locations and excel in challenging environments such as military intelligence, emergency response, disaster recovery, corporate training and geographically dispersed tele-working locations, among others. Headquartered in Redwood City, California, First Virtual Communications has operations in France, United Kingdom, Japan and China. More information about First Virtual Communications can be found at www.fvc.com or by calling 1-800-728-6337 or +1-650-801-6500 outside North America.

CAUTIONARY STATEMENT

Except for the historical information contained herein, this news release contains forward-looking statements, including, without limitation, statements containing the words, "believes," "anticipates," "expects," "designed" and words of similar import. Such forward-looking statements have known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of First Virtual Communications, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: the success of and timely release of Click to Meet(TM) products, the increase in sales of the Company's Click to Meet(TM) and Conference Server products, First Virtual Communications' variability of operating results, market acceptance of real-time rich media communications technology, potential inability to maintain business relationships with integrators, distributors and suppliers, rapid technological changes, competition and consolidation in the web conferencing and real-time rich media communications industries, the importance of attracting and retaining personnel, and other risk factors referenced in First Virtual Communications' public filings with the Securities and Exchange Commission, including the Company's report on Form 10-Q for the three month period ended September 30, 2003.

                         All trademarks are recognized.

                           - Financial Tables Follow -

Communications Announces Fourth Quarter Results
February 3, 2004
Page 3 of 4


                       FIRST VIRTUAL COMMUNICATIONS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                           (IN THOUSANDS; UNAUDITED)



                                                     DECEMBER 31,    DECEMBER 31,
                                                         2003            2002
                                                      ---------       ---------
ASSETS
Current assets:
   Cash and cash equivalents                          $  12,070       $   8,352
   Short-term investments                                    89              83
   Accounts receivable                                    2,381           4,080
   Inventory                                                 --             613
   Prepaids and other current assets                        608             406
                                                      ---------       ---------
      Total current assets                               15,148          13,534
Property and equipment, net                                 977           2,197
Other assets                                                751             293
Intangible assets, net                                    3,233           3,736
                                                      ---------       ---------
                                                      $  20,109       $  19,760
                                                      =========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                         900           1,192
   Current portion of long-term debt                      1,000              --
   Accrued liabilities                                    4,268           5,139
   Deferred revenue                                       3,940           6,656
                                                      ---------       ---------
      Total current liabilities                          10,108          12,987

Long-term debt, net of current portion                    1,500              --

Stockholders' equity:
   Common stock                                              47              40
   Additional paid-in capital                           130,280         118,531
   Accumulated other comprehensive income (loss)           (263)           (210)
   Accumulated deficit                                 (121,563)       (111,588)
                                                      ---------       ---------
      Total stockholders' equity                          8,501           6,773
                                                      ---------       ---------
                                                      $  20,109       $  19,760
                                                      =========       =========

Communications Announces Fourth Quarter Results
February 3, 2004
Page 4 of 4


                       FIRST VIRTUAL COMMUNICATIONS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT PER SHARE DATA; UNAUDITED)


                                                     THREE MONTHS ENDED           TWELVE MONTHS ENDED
                                                        DECEMBER 31,                 DECEMBER 31,
                                                  -----------------------       -----------------------
                                                    2003           2002           2003           2002
                                                  --------       --------       --------       --------
Revenue                                           $  4,678       $  5,032       $ 21,323       $ 24,414
Cost of revenue                                        822          1,339          3,580          8,379
                                                  --------       --------       --------       --------
   Gross profit                                      3,856          3,693         17,743         16,035
                                                  --------       --------       --------       --------
Operating expense:
   Research and development                          1,997          2,410          8,922          9,945
   Sales and marketing                               2,944          2,680         11,178          9,588
   General and administrative                        1,845          3,200          6,687         11,045
   Other non-recurring charges                          --          9,894            838          9,894
                                                  --------       --------       --------       --------
      Total operating expense                        6,786         18,184         27,625         40,472
                                                  --------       --------       --------       --------

Operating loss                                      (2,930)       (14,491)        (9,882)       (24,437)

Other income (expense), net                            (33)           (18)           (92)           115
Minority interest in consolidated subsidiary            --             --             --             --
                                                  --------       --------       --------       --------
Net loss                                          $ (2,963)      $(14,509)      $ (9,974)      $(24,322)
                                                  ========       ========       ========       ========


Basic and diluted net loss per share              $  (0.27)      $  (1.80)      $  (1.11)      $  (3.19)

Shares used in computing basic and diluted
  net loss per share                                10,959          8,073          8,986          7,631